Exhibit 99.12

Agreement to Extend the 2016 Special Rate Period for Series 3 Variable Rate Demand Preferred Shares (the “Series 3 VDRP Shares”) of Nuveen Pennsylvania Quality Municipal Income Fund (the “Fund”)

Dated as of November 16, 2017

1. In accordance with the Notice of Special Rate Period (Designating a Subsequent Rate Period as a Special Rate Period for Series 3 Variable Rate Demand Preferred Shares) (the “Original Notice”), effective November 17, 2016, Wells Fargo Municipal Capital Strategies, LLC (“Wells Fargo”), as the Required Designated Owners, hereby:

(i) agrees to the terms set forth in the attached Notice of Special Rate Period (Extending the 2016 Special Rate Period for Series 3 Variable Rate Demand Preferred Shares) (the “Extension Notice”), and to the extension, effective November 16, 2017, following the execution and delivery of this agreement, and the execution and delivery to Wells Fargo by the Fund of the Extension Notice, of the 2016 Special Rate Period to November 14, 2018, upon the terms and subject to the conditions set forth therein; and

(ii) in accordance with Section 3.3(a) of the Original Notice, irrevocably waives its right to the Mandatory Tender of its Series 3 VRDP Shares otherwise provided in Section 3.3 of the Original Notice in connection with the extension of the 2016 Special Rate Period and agrees to retain its Series 3 VRDP Shares as of November 16, 2017, subject to its right to transfer such shares in accordance with the Original Notice and the Extension Notice, as applicable.

2. The parties to this agreement agree that the foregoing agreements and waiver shall be binding on the current Holders and Designated Owners, and each subsequent Holder and Designated Owner of the Series 3 VRDP Shares.

3. The parties to this agreement further agree that, effective November 16, 2017:

(i)	references to the “Notice” in the Series 3 Variable Rate Demand Preferred Shares (VRDP) Remarketing Purchase Agreement, dated as of November 17, 2016 (the “Purchase Agreement”), between the Fund and Wells Fargo, shall be deemed to be to the Extension Notice, and that, as modified hereby, the Purchase Agreement shall continue in full force and effect with respect to the 2016 Special Rate Period as so extended; and

(ii)	Exhibit E to the Purchase Agreement is amended and restated in the form attached hereto.

4. The Fund agrees to pay the reasonable legal fees and expenses of counsel to Wells Fargo incurred in connection with the Extension Notice and the implementation thereof.

5. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Original Notice.

6. This agreement shall be construed in accordance with and governed by the laws of the State of New York, except section 7 below, which shall be construed with and governed by the domestic law of the Commonwealth of Massachusetts, in each case without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS CONSENT.

The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other party hereto on any matters whatsoever arising out of or in any way connected with this consent.

7. A copy of the Fund’s Declaration is on file with the Secretary of the Commonwealth of Massachusetts. This consent has been executed on behalf of the Fund by an officer thereof in such capacity and not individually and the obligations of the Fund hereunder are not binding upon such officer, any of the trustees or the shareholders individually but are binding only upon the assets and property of the Fund.

8. This agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

[Signature Page Follows]

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC, as the Required Designated Owners and Purchaser

By:	/s/ Adam Joseph
Name: Adam Joseph
Title: President

NUVEEN PENNSYLVANIA QUALITY MUNICIPAL INCOME FUND

By:	/s/ Mark Winget
Name: Mark Winget
Title: Assistant Vice President

EXHIBIT E

SECTORS

Consumer Discretionary

Consumer Staples

Tobacco

Education and Civic Organizations

Energy

Health Care

Housing/Multifamily

Housing/Single Family

Industrials

Information Technology

Long Term Care

Materials

Mutual Fund

Sovereign & Sovereign Agency Debt

Telecommunication Services

Airport Industrial Development Revenue

Airport

Other Transportation

Parking

Port Authority

Toll Roads

US Guaranteed

Utilities

Resource Recovery

Water and Sewer

Other

4